UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 3, 2008

OPEN ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	000-50450	98-0370750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via de la Valle, Suite 200

Solana Beach, California 92075

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: 858-794-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02.              Unregistered Sales of Equity Securities.

Open Energy Corporation, a Nevada corporation, referred to as “we”, “our”, “us” or the “Company” in this report, has completed the closing under the securities purchase agreement that we entered into on September 12, 2008 with The Quercus Trust.  We refer to that securities purchase agreement as the “September 2008 SPA” in this report.  Under the terms of the September 2008 SPA, we agreed to issue to The Quercus Trust warrants to acquire up to 235,000,000 shares of our common stock in exchange for gross proceeds of $4.7 million.  We reported our entry into the September 2008 SPA in our Current Report on Form 8-K filed with the Securities and Exchange Commission, or “SEC,” on September 18, 2008.

On September 18, 2008, we completed the initial closing under the September 2008 SPA, issuing warrants to acquire up to 75,000,000 shares of our common stock in exchange for $1.5 million in gross proceeds.  The warrants grant the right to acquire shares of our common stock, at an exercise price of $0.067 per share subject to anti-dilution protection, for a period of seven years from the date of issuance.   We reported the initial closing in our Current Report on Form 8-K we filed with the SEC on September 24, 2008.

On October 3, 2008, we issued the balance of warrants we agreed to issue under the September 2008 SPA in exchange for $3.2 million in gross proceeds.  We issued warrants to acquire up to 160,000,000 shares of our common stock, exercisable on the same terms as the warrants issued in the initial closing.

Ardour Capital Investments LLC acted as placement agent in connection with the transactions under the September 2008 SPA. In exchange for its services, we paid Ardour Capital a commission of $329,000, and issued Ardour Capital a warrant to acquire up to 9,400,000 shares of our common stock exercisable on the same terms as the warrants we issued to The Quercus Trust under the September 2008 SPA.

The issuance of the warrants described above was exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) and/or Rule 506 of Regulation D promulgated thereunder.

We issued a press release announcing the closing of the financing transaction described above, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the transactions contemplated by the September 2008 SPA, we agreed to appoint three designees of The Quercus Trust to our board of directors.  Accordingly, on October 3, 2008, we appointed David Anthony, Joseph Bartlett and Gary Cheek to our board of directors.  These three individuals replaced Steven J. Kemper, David P. Saltman and Edward Douglas Ward, each of whom resigned from our board of directors on October 3, 2008.  We appointed Messrs. Anthony and Bartlett to the following committees of our board of directors:

Committee
	Compensation	Audit	Nominating & Governance
David Anthony	☒ Chair	☒ Chair
Joseph Bartlett	☒

David Anthony is, and for the past five years has been, managing partner of 21 Ventures, LLC, a New York based company that provides seed and bridge capital to early stage technology ventures. Mr. Anthony also serves on the board of directors of Agent Video Intelligence, Orion Solar, BioPetroClean, Cell2Bet, Juice Wireless, Visioneered Image Systems, and VOIP Logic. He is an Adjunct Professor at the New York Academy of Sciences and also serves as entrepreneur-in-residence at the University of Alabama, Birmingham School of Business. Mr. Anthony received his MBA from The Tuck School of Business at Dartmouth College in 1989 and a BA in economics from George Washington University in 1982.

Joseph Bartlett has practiced corporate and securities law since 1985.  From Septempter 2004 until August 2008 he was a partner at Greenberg Glusker LLP in Los Angeles, California, and from September 2000 until September 2004 he was a partner at Spolin Silverman Cohen and Bartlett LLP.   He graduated, magna cum laude, from the University of California, Hastings College of Law in 1985, and received an AB in English literature from the University of California at Berkeley in 1980.

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Dr. Gary Cheek resigned from our board of directors on October 8, 2008 to pursue other matters.  The Quercus Trust will appoint another individual to fill the vacancy created by Dr. Cheek’s resignation.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on October 9, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2008	OPEN ENERGY CORPORATION

	By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle
General Counsel